Exhibit 99.1

      Revlon Reports Third Quarter and Nine-Month 2003 Results;
                Progress Against Growth Plan Continues

    NEW YORK--(BUSINESS WIRE)--Oct. 30, 2003--Revlon, Inc. (NYSE:REV) today announced results for the third quarter and nine months ended September 30, 2003. The Company indicated that it remains on track to achieve the following objectives:

    --  Achieving moderate full-year sales growth;

    -- Generating full-year color cosmetics market share growth for Revlon and Almay combined;

    --  Strengthening its retail partnerships; and

    --  Strengthening the capability of the Revlon organization.

    Commenting on the Company's performance, Revlon President and Chief Executive Officer Jack Stahl stated, "We continue to make progress to strengthen our brands, take actions to grow our business with our retail customers, and build our organization. We recognized that this would be a year of significant investment, much of it one-time in nature, to reenergize our brands and strengthen our overall business. The Revlon leadership team has developed the long-term strategies that we believe will deliver profitable and sustainable growth, and we have begun to implement a number of strategic initiatives to drive efficiency and productivity across the organization. Despite the prevailing softness in the U.S. color cosmetics category, which has slowed our rate of progress, we are absolutely confident that the actions we are taking will build and capitalize on the strength of the Company's brands and enable us to achieve our objective of long-term, profitable growth."
    The Company indicated that, according to ACNielsen(1), market share for the Revlon and Almay brands combined advanced 0.2 share points versus year-ago to 22.4% for the quarter, further building on the 0.4 share point gain achieved in the third quarter last year. The Revlon brand registered its fifth consecutive quarterly share increase versus year-ago, advancing 0.6 share points to 17.3% for the quarter, while Almay market share declined by 0.4 share points to 5.1%. Total Company market share, including the Ultima brand, which is sold only at select retail outlets, was even with year-ago for the quarter. For the first nine months of 2003, market share for the Revlon brand advanced 0.7 share points versus year-ago to 17.1%, and Almay market share advanced 0.1 share points to 5.5%. Reflecting reduced distribution and the Company's strategy to focus its resources on the Revlon and Almay brands, Ultima brand share declined 0.4 share points in the nine-month period versus year-ago.
    The Company indicated that it has secured commitments for incremental shelf space at several key U.S. accounts for color cosmetics for 2004 as well as new distribution for color cosmetics, hair color and beauty tools. "The increasing support by our key retail partners coupled with our strengthening organizational capabilities are important indicators that we are moving in a positive direction," Mr. Stahl stated.
    The Company indicated that, as of October 29, 2003, it had utilized $248 million under its $250 million Bank Credit Agreement, all of a $100 million MacAndrews & Forbes Term Loan, and $20 million of the $65 million MacAndrews & Forbes Line of Credit. Reaffirming the Company's position on liquidity, Mr. Stahl stated, "As I have indicated in the past, I am confident that Revlon will continue to have access to the resources we need to execute our growth plan."
    The Company will host a conference call with members of the investment community on October 30, 2003 at 9:30 AM EST to discuss the results of the third quarter. Access to the call is available to the public at www.revloninc.com, in the Investor Relations section, under Events Calendar. A copy of the press release and related information will be available in the Investor Relations section of the Company's website, under Press Releases and Financial Reports, respectively.

    Third Quarter Results

    Net sales in the third quarter of 2003 declined approximately 2% to $316.5 million, compared with net sales of $323.2 million in the third quarter of 2002, reflecting lower sales in North America(2), partially offset by growth and favorable foreign currency translation in International. Excluding the favorable impact of foreign currency translation, net sales declined approximately 5%.
    In North America, net sales for the quarter declined approximately 9% to $212.1 million, versus $232.0 million in the third quarter of 2002. This performance largely reflected the benefit in the 2002 period of the prepayment of approximately $12 million of certain minimum licensing royalties as well as timing of shipments tied to the Company's fourth quarter promotional event. For the quarter, consumption of Revlon and Almay brands combined advanced approximately 1%, in a category that was flat versus year-ago.
    In International, net sales grew 14% to $104.4 million, versus $91.2 million in the third quarter of 2002, reflecting favorable foreign currency translation and strength in several key markets, partially offset by softness in Brazil, Mexico and certain distributor markets in Russia and Central and Eastern Europe. Excluding the favorable impact of foreign currency translation, International net sales were up approximately 5% versus year-ago.
    The Company indicated that during the quarter it incurred charges of approximately $5 million associated with the implementation of its growth plan, including growth plan related severance. The Company's growth plan, the implementation of which was accelerated in the fourth quarter of 2002, involves, among other things, increasing the effectiveness of its advertising and in-store promotional marketing, increasing the effectiveness of its in-store wall displays, discontinuing select products and adjusting prices on several others, and further strengthening the new product development process and other organizational capabilities to accelerate the execution of the plan. The Company further indicated that it continues to expect its growth plan and related actions will result in charges (excluding brand support expenses and training and development costs) over the 2002 to 2004 period of up to $160 million, $135 million of which has been recognized to date, including $104 million charged in 2002.
    Operating loss in the quarter was $7.9 million, versus operating income of $21.8 million in the third quarter of 2002, and Adjusted EBITDA(3) in the current quarter was $14.6 million, compared with Adjusted EBITDA of $48.9 million in the same period last year. This performance primarily reflected the impact of the aforementioned $12 million of licensing revenue in the year-ago period, as well as higher brand support, growth plan charges of approximately $5 million, and lower gross margins in the current period, reflecting unfavorable product mix and lower production volumes.
    In addition to growth plan charges of approximately $5 million, operating loss in the current quarter also included charges totaling $0.6 million for restructuring and additional consolidation costs, while the third quarter of 2002 included charges totaling approximately $4.2 million for restructuring, additional consolidation costs, and executive severance. Similarly, Adjusted EBITDA, in addition to growth plan charges of approximately $5 million in the current quarter, also included $0.4 million for restructuring, while the third quarter of 2002 included charges totaling $4.0 million for restructuring, additional consolidation costs and executive severance.
    Adjusted EBITDA is a non-GAAP measure that is defined in the footnotes of this release and which is reconciled to its most directly comparable GAAP measures, net loss and cash flow used for operating activities, in the accompanying financial tables.
    Net loss in the third quarter was $54.7 million, or $0.78 per diluted share, compared with a net loss of $22.1 million, or $0.41 per diluted share, in the third quarter of 2002. Cash flow used for operating activities in the third quarter of 2003 was $49.1 million, compared with cash flow used for operating activities of $8.5 million in the third quarter of 2002.

    Nine-Month Results

    Net sales advanced approximately 3% to $930.8 million for the first nine months of 2003, compared with net sales of $906.8 million in the same period last year, largely driven by growth and favorable foreign currency translation in International. Excluding the favorable impact of foreign currency translation, net sales for the first nine months were even with last year.
    In North America, net sales of $641.8 million for the first nine months were slightly lower than net sales of $645.4 million in the same period last year. International net sales of $289.0 million advanced approximately 11% versus net sales of $261.4 million in the year-ago period. Excluding the favorable impact of foreign currency translation, International net sales grew approximately 3% in the nine-month period.
    Operating loss in the first nine months of 2003 was $15.2 million, versus operating income of $21.9 million in the first nine months of 2002. Operating loss in the first nine months of 2003 included approximately $31 million of charges associated with the Company's growth plan as well as charges totaling $1.5 million for restructuring and additional consolidation costs, while the first nine months of 2002 included charges totaling approximately $19.0 million for restructuring, additional consolidation costs, and executive severance.
    Adjusted EBITDA in the first nine months of 2003 was $58.6 million, compared with Adjusted EBITDA of $104.1 million in the first nine months of 2002. Adjusted EBITDA in the current nine-month period included approximately $29 million of charges associated with the Company's growth plan, as well as $0.9 million for restructuring, while Adjusted EBITDA in the first nine months of 2002 included expenses totaling $18.4 million for restructuring, additional consolidation costs, and executive severance.
    Net loss was $141.2 million, or $2.36 per diluted share, in the first nine months of 2003, compared with a net loss of $107.1 million, or $2.00 per diluted share, in the first nine months of 2002. Cash flow used for operating activities in the first nine months of 2003 was $183.9 million, compared with cash flow used for operating activities of $110.9 million in the first nine months of 2002.

    About Revlon

    Revlon is a worldwide cosmetics, skin care, fragrance, and personal care products company. The Company's vision is to become the world's most dynamic leader in global beauty and skin care. Websites featuring current product and promotional information can be reached at www.revlon.com and www.almay.com. Corporate investor relations information can be accessed at www.revloninc.com. The Company's brands, which are sold worldwide, include Revlon(R), Almay(R), Ultima(R), Charlie(R), Flex(R), and Mitchum(R).

    Footnotes to Press Release

    (1) All market share and consumption data is U.S. mass-market dollar volume according to ACNielsen (an independent research entity). ACNielsen data is an aggregate of the drug channel, Kmart, Target and Food and Combo stores, and excludes Wal-Mart and regional mass volume retailers. This data represents approximately 60%-65% of the Company's U.S. mass-market dollar volume. All Revlon brand share and consumption data excludes StreetWear.

    (2) North America includes the United States and Canada.

    (3) Adjusted EBITDA is defined as net earnings before interest, taxes, depreciation, amortization, gains/losses on foreign currency transactions, gains/losses on the sale of assets, and miscellaneous expenses. Adjusted EBITDA is a non-GAAP financial measure. The Company believes that Adjusted EBITDA is a financial metric that can assist the Company and investors in assessing its financial operating performance and liquidity. The Company believes that Adjusted EBITDA is useful in understanding the financial operating performance and underlying strength of its business, excluding the effects of certain factors, including gains/losses on foreign currency transactions, gains/losses on the sale of assets and miscellaneous expenses. Adjusted EBITDA should not be considered in isolation, as a substitute for net income/(loss) or cash flow from/used for operating activities prepared in accordance with GAAP. Adjusted EBITDA does not take into account our debt service requirements and other commitments and, accordingly, is not necessarily indicative of amounts that may be available for discretionary uses. EBITDA is defined differently for our credit agreement. Furthermore, other companies may define EBITDA differently and, as a result, our measure of Adjusted EBITDA may not be comparable to EBITDA of other companies.

        In the accompanying tables, Adjusted EBITDA is reconciled to net income/(loss) to account for its use as a performance measurement and to cash flow from/used for operating activities to account for its use in assessing liquidity. Net income/(loss) and cash flow from/used for operating activities are the most directly comparable GAAP performance and cash flow measures, respectively.

    Forward-Looking Statements

    Statements in this press release which are not historical facts, including statements about the Company's plans, strategies, beliefs and expectations, are forward-looking and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date they are made, and except for the Company's ongoing obligations under the U.S. federal securities laws, the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Such forward-looking statements include, without limitation, the Company's expectations and estimates about future events, including the Company's expectations that it will achieve moderate full-year sales growth, full-year color cosmetic market share growth for Revlon and Almay combined, strengthening its retail partnerships and strengthening the capability of the Revlon organization during 2003; the Company's belief that its long-term strategies will deliver profitable and sustainable growth in the long-term; the Company's expectation that it will continue to have access to the resources it needs to execute its growth plan; and the Company's expectation regarding incurring charges over the 2002 to 2004 period up to $160 million as a result of the Company's growth plan and related actions. Actual results may differ materially from such forward-looking statements for a number of reasons, including those set forth in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC during 2003 (which may be viewed on the SEC's website at http://sec.gov or on the Company's website at http://www.revloninc.com), as well as reasons including the Company's inability to achieve moderate sales growth, market share increases for Almay and Revlon combined due to softness in the category, competitive activities or other factors; the Company's inability to effectuate long-term strategies which the Company believes will achieve long-term profitable growth; higher than expected costs and expenses in connection with the growth plan; and the Company's inability to secure the resources necessary to fund its growth plan. Factors other than those listed above could also cause the Company's results to differ materially from expected results.


                     REVLON, INC. AND SUBSIDIARIES
       UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
             (dollars in millions, except per share data)



                       Three Months Ended         Nine Months Ended
                          September 30,             September 30,
                    ------------------------  ------------------------
                         2003         2002         2003         2002
                    -----------  -----------  -----------  -----------
Net sales         $     316.5  $     323.2  $     930.8  $     906.8
Cost of sales           127.1        121.6        363.8        350.4
                   -----------  -----------  -----------  -----------
  Gross profit          189.4        201.6        567.0        556.4
Selling, general
 and
 administrative
 expenses               196.9        177.7        581.3        525.2
Restructuring
 costs                    0.4          2.1          0.9          9.3
                   -----------  -----------  -----------  -----------

  Operating (loss)
   income                (7.9)        21.8        (15.2)        21.9
                   -----------  -----------  -----------  -----------

Other expenses
 (income):
  Interest expense       44.3         40.1        128.5        118.4
  Interest income        (0.9)        (0.8)        (3.1)        (2.6)
  Amortization of
   debt issuance
   costs                  2.2          2.0          6.6          5.8
  Foreign currency
   (gains) losses,
   net                   (0.8)         1.2         (3.2)         3.0
  Miscellaneous,
   net                   (0.3)         0.4          0.1          2.3
                   -----------  -----------  -----------  -----------
    Other expenses,
     net                 44.5         42.9        128.9        126.9
                   -----------  -----------  -----------  -----------

Loss before income
 taxes                  (52.4)       (21.1)      (144.1)      (105.0)

Provision
 (benefit) for
 income taxes             2.3          1.0         (2.9)         2.1
                   -----------  -----------  -----------  -----------

Net loss          $     (54.7) $     (22.1) $    (141.2) $    (107.1)
                   ===========  ===========  ===========  ===========


Basic and diluted
 net loss per
 common share*    $     (0.78) $     (0.41) $     (2.36) $     (2.00)
                   ===========  ===========  ===========  ===========

Weighted average
 number of common
 shares
 outstanding:
  Basic and
   diluted*        69,805,118   53,461,796   59,807,555   53,461,796
                   ===========  ===========  ===========  ===========

    * - During the second quarter of 2003, the Company completed the Rights Offering. Accordingly, the basic and diluted net loss per common share and the weighted average number of common shares outstanding reflect this change for all periods presented.


                    REVLON, INC. AND SUBSIDIARIES
                CONSOLIDATED CONDENSED BALANCE SHEETS
                        (dollars in millions)

                                               September      December
                                                  30,            31,
                         ASSETS                  2003           2002
                                             ------------- -----------
                                              (Unaudited)
Current
 assets:
  Cash and cash equivalents                 $        34.6 $      85.8
  Trade receivables, net                            179.7       212.3
  Inventories                                       158.8       128.1
  Prepaid expenses and other                         36.5        39.6
                                             ------------- -----------
    Total current assets                            409.6       465.8
Property, plant and equipment, net                  136.5       133.4
Other assets                                        166.0       154.4
Goodwill, net                                       186.1       185.9
                                             ------------- -----------
    Total assets                            $       898.2 $     939.5
                                             ============= ===========

  LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current
 liabilities:
  Short-term borrowings - third parties     $        28.7 $      25.0
  Accounts payable                                   89.2        92.9
  Accrued expenses and other                        332.1       392.3
                                             ------------- -----------
    Total current liabilities                       450.0       510.2
Long-term debt                                    1,856.3     1,750.1
Other long-term liabilities                         316.6       320.0
Total stockholders' deficiency                   (1,724.7)   (1,640.8)
                                             ------------- -----------
  Total liabilities and stockholders'
   deficiency                               $       898.2 $     939.5
                                             ============= ===========


                     REVLON, INC. AND SUBSIDIARIES
               UNAUDITED ADJUSTED EBITDA RECONCILIATION
                         (dollars in millions)



                                       Three Months     Nine Months
                                           Ended            Ended
                                       September 30,    September 30,
                                      --------------  ----------------
                                       2003    2002     2003     2002
                                      ------  ------  -------  -------
                                        (Unaudited)      (Unaudited)
Reconciliation to cash flows
 from operating activities:
-----------------------------

Net cash used for operating
 activities                          $(49.1) $ (8.5) $(183.9) $(110.9)

Changes in assets and liabilities,
 net of acquisitions and dispositions  19.8    16.2    125.3     94.7
Interest expense, net                  42.7    38.6    123.2    113.9
Foreign currency (gains) losses, net   (0.8)    1.2     (3.2)     3.0
Miscellaneous, net                     (0.3)    0.4      0.1      1.3
Provision (benefit) for income taxes    2.3     1.0     (2.9)     2.1

                                      ------  ------  -------  -------
Adjusted EBITDA                      $ 14.6  $ 48.9  $  58.6  $ 104.1
                                      ======  ======  =======  =======

Reconciliation to net loss:
---------------------------

Net loss                             $(54.7) $(22.1) $(141.2) $(107.1)

Interest expense, net                  43.4    39.3    125.4    115.8
Amortization of debt issuance costs     2.2     2.0      6.6      5.8
Foreign currency (gains) losses, net   (0.8)    1.2     (3.2)     3.0
Miscellaneous, net                     (0.3)    0.4      0.1      2.3
Provision (benefit) for income taxes    2.3     1.0     (2.9)     2.1
Depreciation and amortization          22.5    27.1     73.8     82.2

                                      ------  ------  -------  -------
Adjusted EBITDA                      $ 14.6  $ 48.9  $  58.6  $ 104.1
                                      ======  ======  =======  =======

    CONTACT: Revlon, Inc.
             Investor Relations:
             Maria A. Sceppaguercio, 212-527-5230
              or
             Media:
             Catherine Fisher, 212-527-5727